Exhibit 10

SUPPLEMENTAL RETIREMENT AGREEMENT AND RELEASE

        For value received, Bank of Lenawee, a Michigan corporation, and Pavilion Bancorp, Inc., its holding company (herein collectively referred to as “Bank of Lenawee” or “Employer”), and Pamela Fisher (hereinafter referred to as “Fisher”) agree as follows:

1.	Termination of Employment. The employment relationship between Fisher and Bank of Lenawee is hereby terminated by mutual agreement effective April 28, 2006 (the “Termination Date”). All employment and other agreements, contracts, commitments and understandings between Bank of Lenawee and Fisher whether written, oral or otherwise, are hereby terminated, ended and void as of the Termination Date.

2.	Consideration. In consideration of the release and other promises made by Fisher in paragraphs 3, 4, 5, 6, and 7 of this Supplemental Retirement Agreement and Release, and in full accord, satisfaction and discharge of any and all obligations, agreements, contracts, commitments, understandings, or otherwise, Bank of Lenawee agrees to provide the following:

A.	To pay Fisher a severance benefit consisting of salary continuation through June 30, 2006 at the rate of pay Fisher was earning as of April 28, 2006; and to pay Fisher an additional severance benefit equal to two hundred fifty-thousand dollars ($250,000) payable over five (5) years in annual installments of fifty thousand dollars ($50,000) each July 1st beginning July 1,2006. Such payments shall be subject to withholding for applicable federal, state and local income taxes and F.I.C.A.

B.	To provide Fisher with medical and dental coverage until the first of the month in which Fisher turns age sixty-five (65), September 1, 2014, with premium payments to be made by the Employer. The coverage provided shall conform substantially to that provided by the Employer to its employees.

C.	To provide medical and dental coverage to her current spouse through June 30, 2006; and to provide the option to extend medical and dental coverage to her current spouse until September 1, 2014 as long as Fisher is also enrolled and pays the additional premium of the spousal coverage on a monthly basis.

It is understood that the foregoing payments and benefits provided by Bank of Lenawee are good and valuable consideration for this Supplemental Retirement Agreement and Release and do not constitute monies or benefits to which Fisher is otherwise entitled as part of her prior employment with Bank of Lenawee.

The payments referended in (A) and other obligations under this Supplemental Retirement Agreement and Release are unfunded and unsecured promises of the Employer to pay money or provide benefits in the future. Fisher shall not have the right to assign or pledge her interests in this Agreement to any other person except a named beneficiary to receive benefits in the event of her death. If Fisher dies before receiving the full amount under (A) above, payments hereunder shall continue to be made to the named beneficiary or her estate.

3.
Release by Fisher. In consideration of the payments and benefits specified in Section 2 above, Fisher, on behalf of herself and her heirs, legal representatives and assigns, hereby releases and forever discharges Bank of Lenawee, Pavilion Bancorp, Inc. and their Boards of Trustees, officers, divisions, units, successors, assigns, affiliates, agents, employees, former employees, and attorneys (hereafter “the Released Parties”) of and from all actions, causes of action, claims, demands, compensatory, exemplary, statutory and punitive damages, costs, suits, debts, dues, sums of money, fees, covenants, contracts, liens, controversies, agreements, promises, judgments, liability and any and all consequential damages whatsoever, in law or in equity, which against the Released Parties, Fisher, individually or in any representative capacity had, now has or may or shall have by reason of any matter, fact, representation, cause or thing of any conceivable kind and character whatsoever, and which have occurred up to and including the date this Supplemental Retirement Agreement and Release becomes effective pursuant to Section 9 of this Agreement. This Supplemental Retirement Agreement and Release includes specifically, but not by way of limitation, any and all claims of discrimination, wrongful discharge, breach of contract, fraud, promissory estoppel, misrepresentation, retaliation, all claims under or in connection with the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Michigan Elliott-Larsen Civil Rights Act, the Michigan Persons With Disabilities Civil Rights Act, the Americans with Disabilities Act, the Whistleblowers’ Protection Act, and any other Michigan and Federal statutes and the common law of the State of Michigan and the United States, actions based on tort, public policy, defamation or injuries incurred on the job or incurred as a result of loss of employment, and any and all claims and demands of every conceivable kind based upon or in connection with or involving Fisher’s employment and the termination of such employment.

Nothing in this Supplemental Retirement Agreement and Release shall constitute a waiver of any claim or right of Fisher that may arise from events occurring after this Supplemental Retirement Agreement and Release becomes effective, of claims for workers’ compensation or unemployment compensation benefits, or of the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission. This release by Fisher becomes effective and enforceable as provided in Section 9 of this Agreement.

4.	Waiver of Rights To Sue or Proceed. In further consideration of the receipt of the consideration described in Section 2, I, Pamela Fisher, do hereby covenant with the Released Parties that I will not sue or proceed in any manner, whether at law or in equity, against any or all of them, for or on account of any claim of any nature whatsoever, including but not limited to any claim for injuries or compensatory, exemplary, statutory or punitive damages as a result of the events arising out of or relating in any way to the termination of my employment or any events arising out of or relating in any way to my former employment with Bank of Lenawee. I, Pamela Fisher, hereby covenant and agree that this Supplemental Retirement Agreement and Release may be pleaded as a full and complete defense to, and be used as a basis for, an injunction against any action, suit, or other proceeding which may be instituted, prosecuted or attempted by me or by my respective heirs, legal representatives or assigns in breach hereof.

5.	Waiver of Reinstatement and Reemployment. Fisher hereby expressly waives recall and/or reinstatement to any position with Bank of Lenawee, and Fisher represents and covenants and agrees that she will not in the future seek or apply for employment, recall, reemployment or reinstatement with Bank of Lenawee in any capacity.

6.	Purpose and Intent. The parties intend that this Agreement will irrevocably bar any action or claim whatsoever by Fisher against the Employer for any injuries or damages, whether known or unknown, sustained or to be sustained, as a result of Bank of Lenawee’s acts, omissions and conduct having occurred up to and including the effective date of this Agreement, including but not limited to, the termination of Fisher’s employment.

It is further understood and agreed, however, that this Supplemental Retirement Agreement and Release does not prevent Fisher from filing a charge with the EEOC or participating in an EEOC investigation or proceeding.

7.	Confidentiality, Trade Secrets and Non-Compete Agreements. Fisher agrees to treat the terms of this Supplemental Retirement Agreement and Release as confidential. Fisher agrees not to disclose either directly or indirectly the terms of, and amounts paid under, this Supplemental Retirement Agreement and Release to the media, to the public or to any other employees or former employees of Bank of Lenawee.

Fisher further agrees that she shall not, without the prior written consent of Bank of Lenawee, utilize or divulge to anyone any Confidential Information that she received, obtained or learned about as a result of her employment by Bank of Lenawee or any of its affiliates or subsidiaries. The term “Confidential Information” shall mean and include without limitation: (1) all of Bank of Lenawee’s trade secrets; (2) customer information; (3) confidential or proprietary information relating to Bank of Lenawee’s finances, its current and future business strategies, and its current and future plans for product development; and (4) any other confidential or proprietary information relating to Bank of Lenawee’s programs, policies and procedures. It is not intended that this paragraph cover commonly known information in the industry and/or public knowledge or information that is readily available from third party sources. Further, Fisher agrees that she will make no attempt whatsoever to induce or encourage any other employee of the Employer or any of their affiliates to leave such employment for employment with any other entity engaged in any line of business competitive with the Employer or any of their affiliates.

Fisher agrees for a period of five (5) years following the date of termination of my employment with the Employer, I shall not engage in any work for or on behalf of, be employed by, or contribute any knowledge in any way to:

(a)	Any other banking, financial or lending institution, credit union, savings and loan association, insurance agency or any business that is substantially similar, in whole or in part, to business of the Employer and which operates in Lenawee County, Michigan. I expressly covenant and agree that I will not, for a period of five (5) years from the date of termination of my employment with the Employer, compete with the Employer, directly or indirectly, as an employee, agent, director, officer, or consultant, of any business that is substantially similar, in whole or in part, to the business carried on by the Employer.

Fisher warrants that she has returned to the Employer all of its property, keys, credit cards, pagers, telephones, computers, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible or intangible property or assets which has been furnished to her by the Employer. Upon the Employer’s reasonable request, Fisher will assist and cooperate with the Employer in effecting a smooth transition of responsibility and in connection with any government, regulatory, legal or business matters with which Fisher was involved during the course of her employment.

8.	Non-disparagement. Fisher agrees to be supportive of the Employer and its officers, staff, directors and employees for the duration of this Agreement.

9.	Representation. As a substantial and material term of this Supplemental Retirement Agreement and Release, Fisher represents and warrants that Fisher has suffered no personal or mental injuries related to or arising out of her employment with any party released herein for which Fisher is or might be entitled to Workers’ Compensation Coverage.

10.	Waiting and Revocation Periods. Fisher expressly acknowledges that she has been advised and instructed by the Employer that she has the right to consult an attorney and that she should review the terms of this Supplemental Retirement Agreement and Release with counsel of her own selection. Fisher further confirms that she has had at least forty-five (45) days within which to consider this information and the terms of this Supplemental Retirement Agreement and Release, that she has had the opportunity to review this Supplemental Retirement Agreement and Release with counsel of her own choice, that she has had ample time to study this Supplemental Retirement Agreement and Release, that she has carefully read the terms of this Supplemental Retirement Agreement and Release and is fully aware of the Supplemental Retirement Agreement and Release’s contents and legal effects, and that she knowingly executes this Supplemental Retirement Agreement and Release voluntarily and of her own free will. Fisher expressly acknowledges that this Agreement constitutes a knowing and voluntary waiver under the Older Workers Benefit Protection Act and that this Supplemental Retirement Agreement and Release complies with the provisions of the Older Workers Benefit Protection Act.

Fisher understands and agrees that this Supplemental Retirement Agreement and Release is revocable by her for seven (7) days following the signing of this Supplemental Retirement Agreement and Release by her, and that this Supplemental Retirement Agreement and Release shall not become effective or enforceable until that revocation period has expired. This Supplemental Retirement Agreement and Release automatically becomes enforceable and effective on the eighth (8th) day after the date this Supplemental Retirement Agreement and Release is signed by her. This Supplemental Retirement Agreement and Release may be revoked by a writing sent certified mail by her to the Employer and postmarked no later than the seventh (7th) day after the day the Supplemental Retirement Agreement and Release is signed by her (unless that day is a Sunday or a legal holiday, in which event the period is extended to the next day there is mail service).

11.	Paid Time Off and Holiday Pay. Bank of Lenawee agrees to pay Fisher four hundred eighty-eight (488) hours of Paid Time Off (PTO) at 100% of the full rate of the base pay she was earning as of April 28, 2006.

12.	Successors. In the event Pavilion Bancorp, Inc. or the Bank of Lenawee is purchased or acquired, this Agreement shall be binding upon the successor in interest.

13.	Entire Agreement. This Supplemental Retirement Agreement and Release contains the entire agreement of the parties and supersedes all other agreements, written or otherwise. This Supplemental Retirement Agreement and Release cannot be altered or amended except in writing, which must be signed by Fisher and the Chairman of Pavilion Bancorp, Inc. to be valid and binding. In no event shall this Supplemental Retirement Agreement and Release be modified by any oral statements, agreements, commitments or understandings.

14.	Choice of Law and Severability. The terms of this Supplemental Retirement Agreement and Release are contractual and not a mere recital. The terms and conditions of this Supplemental Retirement Agreement and Release shall be construed in accordance with the laws of the State of Michigan. If any provision of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall, in such event, be construed as if such invalid and/or unenforceable provision had never been contained herein. At all times, this Supplemental Retirement Agreement and Release will also be interpreted and administered to maintain intended income tax deferral in accordance with Section 409A of the Internal Revenue Code and regulations and other guidance issued thereunder.

15.	Free Act and Deed. Fisher further states that she has carefully read the foregoing Supplemental Retirement Agreement and Release, that she has discussed its terms with her attorney and that she fully understands the same, and that she executes the same as her own free act and deed.

        Fisher has executed this Supplemental Retirement Agreement and Release this 24th day of April, 2006.

THIS IS A RELEASE IN THE PRESENCE OF: /s/ Carol A.Wendelcke ______________	READ BEFORE SIGNING /s/ Pamela Fisher Pamela Fisher

STATE OF MICHIGAN) COUNTY OF LENAWEE)	: ss

        On this 24th day of April, 2006, before me, a notary public in and for said county and state, personally appeared Pamela Fisher, to me known to be the person named in and who signed the foregoing Supplemental Retirement Agreement and Release and who acknowledged the same to be his own free act and deed.

/s/ Carol A. Wendelcke Notary Public, Lenawee County, Michigan My commission expires: June 15, 2007

IN THE PRESENCE OF: /s/ Amy M. Bergman	By:	BANK OF LENAWEE /s/ Richard J. DeVries President & CEO

IN THE PRESENCE OF: /s/ Amy M. Bergman	By:	PAVILION BANCORP, INC. /s/ Douglas L. Kapnick Chairman, Pavilion Bancorp, Inc.

VOLUNTARY WAIVER OF 45-DAY
REVIEW AND CONSIDERATION PERIOD

        I, Pamela Fisher, understand that Paragraph 10 of the attached Supplemental Retirement Agreement and Release specifically provides me with up to forty-five (45) days within which to consider the Supplemental Retirement Agreement and Release and the information attached as Exhibit A. By signing this Voluntary Waiver, I knowingly and voluntarily choose to waive the remainder of the 45-day time period and accept a shortening of the 45-day time period to the date of my signing of this Voluntary Waiver. I make this waiver without any inducement by the Released Parties, whether through fraud, misrepresentation, oral or written statements, promises, or threats to withdraw or alter the consideration and other terms offered in the Supplemental Retirement Agreement and Release prior to the expiration of the 45-day time period, or any other act.

        I further understand and agree that all other provisions of the Supplemental Retirement Agreement and Release continue to apply to me and specifically acknowledge and understand that the 7 day revocation period set forth in Paragraph 10 of the attached Release has not been shortened or waived and will commence as of the date of my signing this Voluntary Waiver.

Dated: 4/24/06	Pamela Fisher Pamela Fisher (Please Print) /s/ Pamela Fisher Signature

Subscribed and sworn to before me
This 24th day of April, 2006.

/s/ Carl A. Wendelcke
Notary Public